Filed Pursuant to Rule 424(b)(2)

File No. 333-180728

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated August 28, 2012

PRICING SUPPLEMENT No. 241 dated             , 2012

(To Product Supplement No. 4 dated May 2, 2012,

Prospectus Supplement dated April 13, 2012

and Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K ETF Linked Securities

Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

■  Linked to a Domestic ETF Basket comprised of the SPDR® S&P 500® ETF Trust (70%); the iShares®

Russell 1000 Value Index Fund (15%); and the iShares® Russell 2000 Growth Index Fund (15%)

■   Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the basket from its starting price to its ending price. The payment at maturity will reflect the following terms:

■  If the value of the basket appreciates, you will receive the original offering price plus 150%

participation in the upside performance of the basket, subject to a maximum total return at maturity of at least 90% of the original offering price (to be determined on the pricing date)

■   If the value of the basket decreases but the decrease is not more than 20%, you will be repaid the original offering price

■  If the value of the basket decreases by more than 20%, you will receive less than the original offering price and have no protection and full downside exposure to the decrease in the value of the basket from the starting price

■   Investors may lose some, or all, of the original offering price

■   All payments on the securities are subject to the credit risk of Wells Fargo & Company

■  No periodic interest payments or dividends

■  No exchange listing; designed to be held to maturity

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” herein on page PRS-9 and “Risk Factors” in the accompanying product supplement.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Security	$1,000.00	$29.00	$971.00
Total

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs. If the securities were priced today, the agent discount and structuring and development costs would total approximately $40.00 per security. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the agent discount and structuring and development costs exceed $55.00 per security. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement for further information including information regarding how we may hedge our obligations under the securities and offering expenses. Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal.

Wells Fargo Securities

Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

Investment Description

The Securities Linked to a Domestic ETF Basket due September     , 2017 are senior unsecured debt securities of Wells Fargo & Company that do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities depending on the performance of the basket of exchange traded funds (the “Basket”) from its starting price to its ending price. The securities provide:

(i)

the possibility of a leveraged return at maturity if the value of the Basket increases from its starting price to its ending price, provided that the total return at maturity of the securities will not exceed the maximum total return, which will be determined on the pricing date and will be at least 90% of the original offering price;

(ii)	repayment of principal if, and only if, the ending price of the Basket is not less than the starting price by more than 20%; and

(iii)	full exposure to decreases in the value of the Basket from the starting price if the ending price is less than the starting price by more than 20%.

If the ending price is less than the starting price by more than 20%, you will lose more than 20%, and possibly all, of the original offering price of your securities at maturity. Accordingly, you will not receive any protection if the value of the Basket declines by more than 20% from the starting price. All payments on the securities are subject to the credit risk of Wells Fargo.

The Basket is comprised of the following three unequally-weighted basket components, with each basket component having the weighting noted parenthetically:

¡

the SPDR® S&P 500® ETF Trust (70%), an exchange traded fund that seeks to track the S&P 500 Index (an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market);

¡

the iShares® Russell 1000 Value Index Fund (15%), an exchange traded fund that seeks to track the Russell 1000 Value Index (an equity index that is designed to reflect the performance of the large capitalization value segment of the United States equity market and includes those Russell 1000 companies with lower price-to-book ratios and lower expected growth values, as determined by Russell); and

¡

the iShares® Russell 2000 Growth Index Fund (15%), an exchange traded fund that seeks to track the Russell 2000 Growth Index (an equity index that is designed to reflect the performance of the small capitalization growth segment of the United States equity market and includes those Russell 2000 companies with higher price-to-book ratios and higher forecasted growth values, as determined by Russell).

You should read this pricing supplement together with product supplement no. 4 dated May 2, 2012, the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. 4 dated May 2, 2012, filed with the SEC on May 2, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512204552/d342637d424b2.htm

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”) or iShares Trust. None of BTC, BFA or iShares Trust makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of BTC, BFA or iShares Trust will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the iShares® Russell 1000 Value Index Fund or the iShares® Russell 2000 Growth Index Fund.

SPDR® and S&P 500® are trademarks of Standard & Poor’s. The securities are not sponsored, endorsed, sold or promoted by the SPDR® S&P 500® ETF Trust (the “SPDR Trust”) or Standard & Poor’s. Neither the SPDR Trust nor Standard & Poor’s makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. Neither the SPDR Trust nor Standard & Poor’s will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the SPDR® S&P® 500 ETF Trust.

PRS-2

Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

Investor Considerations

We have designed the securities for investors who:

¡

seek 150% leveraged exposure to the upside performance of the Basket if the ending price is greater than the starting price, subject to the maximum total return at maturity, which will be determined on the pricing date and will be at least 90% of the original offering price;

¡	desire to limit downside exposure to the Basket but only so long as the ending price has not decreased by more than 20%;

¡

understand that if the ending price is less than the starting price by more than 20%, they will be fully exposed to the decrease in the Basket from the starting price and will lose more than 20%, and possibly all, of the original offering price per security at maturity;

¡	are willing to forego interest payments on the securities and dividends on shares of the basket components; and

¡	are willing to hold the securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

¡	are unwilling to accept the risk that the ending price of the Basket may decrease by more than 20% from the starting price;

¡	seek uncapped exposure to the upside performance of the Basket;

¡	seek full return of the original offering price of the securities at stated maturity;

¡	seek current income;

¡	are unwilling to accept the risk of exposure to the United States equity markets;

¡	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the securities;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Basket generally, or to the exposure to the Basket that the securities provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

Terms of the Securities

Market Measure:

A basket (the “Basket”) comprised of the following basket components, with the return of each basket component having the weighting noted parenthetically: the SPDR S&P 500 ETF Trust (70%); the iShares Russell 1000 Value Index Fund (15%); and the iShares Russell 2000 Growth Index Fund (15%).

Pricing Date:	, 2012

Issue Date:	, 2012 (T+3)

Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.

The “redemption amount” per security will equal: • if the ending price is greater than the starting price: the lesser of: (i) $1,000 plus:

Redemption Amount:	$1,000	x	ending price – starting price	x participation rate	; and
starting price

(ii)    the capped value;

•  if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price:

   $1,000; or

•  if the ending price is less than the threshold price: $1,000 minus:

$1,000	x	starting price – ending price
starting price

If the ending price is less than the threshold price, you will lose more than 20%, and possibly all, of the original offering price of your securities at maturity.

Stated Maturity Date:	September , 2017, subject to postponement if a market disruption event occurs or is continuing on the calculation day.

Starting Price:	The “starting price” is 100.

Ending Price:

The “ending price” will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 70% of the component return of the SPDR S&P 500 ETF Trust; (B) 15% of the component return of the iShares Russell 1000 Value Index Fund; and (C) 15% of the component return of the iShares Russell 2000 Growth Index Fund.

Component Return:	The “component return” of a basket component will be equal to:
final component price – initial component price initial component price where,
• the “initial component price” will be the fund closing price of such basket component on the pricing date; and
• the “final component price” will be the fund closing price of such basket component on the calculation day.

PRS-4

Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

Terms of the Securities (Continued)

Capped Value:

The “capped value” will be determined on the pricing date and will be at least 190% of the original offering price per security ($1,900 per security). As a result of the capped value, the maximum total return at maturity of the securities will be at least 90% of the original offering price.

Threshold Price:	The “threshold price” will be equal to 80% of the starting price.

Participation Rate:	150%

Calculation Day:

            , 2017 (approximately 3 trading days before the stated maturity date). If such day is not a trading day with respect to any basket component, the calculation day for such basket component will be postponed to the next succeeding day that is a trading day for such basket component. Notwithstanding the postponement of the calculation day for a particular basket component due to a non-trading day for such basket component, the originally scheduled calculation day will remain the calculation day for any basket component not affected by such non-trading day. The calculation day is also subject to postponement due to the occurrence of a market disruption event.

Calculation Agent:	Wells Fargo Securities, LLC

The United States federal income tax consequences of your investment in the securities are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” in the product supplement and is subject to the limitations and exceptions set forth therein.

The terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a security as a pre-paid derivative contract with respect to the Basket. If the securities are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), and subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), below, you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year.

Material Tax Consequences:

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes in a manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PS-25 of the product supplement.

Although not entirely clear, it is possible that the purchase and ownership of the securities will be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. If your securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized capital gain) to the extent that such capital gain exceeds the “net underlying long-term capital gain”, as defined in Section 1260 of the Code, in respect of the securities. Because the application of the constructive ownership rules to the securities is unclear, you should review the discussion set forth under “United States Federal Income Tax Considerations—Section 1260 of the Code” on page PS-24 of the product supplement for a more detailed discussion of the application of Section 1260 to your securities, and we also urge you to discuss the tax consequences of your investment in the securities with your tax advisor.

PRS-5

Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

Terms of the Securities (Continued)

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis, whether any gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities even though you will not receive any payments with respect to the securities until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.

In addition, if you are a not a United States holder, as that term is defined under “United States Federal Income Tax Considerations” in the product supplement, you should review the discussions set forth under “United States Federal Income Tax Considerations—Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities” on page PS-27 of the product supplement and “United States Federal Income Tax Considerations—Non-United States Holders” on page PS-27 of the product supplement.

You are urged to read the more detailed discussion in “United States Federal Income Tax Considerations” on page PS-23 of the product supplement and to consult your own tax advisor.

Agent:	Wells Fargo Securities, LLC. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $29.00 per security.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RLG4

PRS-6

Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the redemption amount) calculated as follows:

PRS-7

Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

Hypothetical Payout Profile

The following profile is based on a hypothetical capped value of 190% or $1,900 per security (the minimum amount for the capped value), a participation rate of 150% and a threshold price equal to 80% of the starting price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price, the actual capped value and whether you hold your securities to maturity.

PRS-8

Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

Selected Risk Considerations

Your investment in the securities will involve risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section of the product supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances. The indices underlying the basket components are sometimes referred to collectively as the “underlying indices” and individually as an “underlying index.”

•

If The Ending Price Is Less Than The Threshold Price, You Will Lose More Than 20%, And Possibly All, Of The Original Offering Price Of Your Securities At Maturity. If the ending price is less than the threshold price, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the price of the Basket to the extent it is below the starting price (expressed as a percentage of the starting price). The threshold price is 80% of the starting price. For example, if the Basket has declined 20.1%, you will not receive any benefit of the contingent downside protection feature and you will lose 20.1% of your original investment. As a result, you will not receive any protection if the price of the Basket declines significantly and you may lose some, and possibly all, of the original offering price per security at maturity even if the value of the Basket is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

•	No Periodic Interest Will Be Paid On The Securities.

•

Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Basket. The opportunity to participate in the possible increases in the price of the Basket through an investment in the securities will be limited because the redemption amount will not exceed the capped value. Furthermore, the effect of the participation rate will be progressively reduced for all ending prices exceeding the ending price at which the capped value is reached.

•

The Securities Are Subject To The Credit Risk Of Wells Fargo. The securities are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the securities are subject to our creditworthiness. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

•

The Agent Discount, Structuring And Development Costs, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Securities. Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount paid in connection with the initial distribution, structuring and development costs, offering expenses and the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. The price at which the agent or any other potential buyer may be willing to buy your securities will also be affected by the participation rate, the capped value and by the market and other conditions discussed in the next risk consideration.

•

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways. The value of the securities prior to stated maturity will be affected by the price of the Basket at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities: Basket performance; capped value; interest rates; volatility of the Basket; time remaining to maturity; dividend yields on the securities included in the Basket; events involving companies included in the Basket; and our credit ratings, financial condition and results of operation.

•

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop. The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

PRS-9

Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

Selected Risk Considerations (Continued)

•

The Amount You Receive On The Securities Will Depend Upon The Performance Of The Basket And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:

•

Your Return On The Securities Could Be Less Than If You Owned The Shares Of The Basket Components. Your return on the securities will not reflect the return you would realize if you actually owned the shares of the basket components because, among other reasons, the redemption amount will be determined by reference only to the closing prices of the shares of the basket components without taking into consideration the value of dividends and other distributions paid on such shares.

•

Historical Prices Of The Basket Components Or The Securities Included In The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Securities.

•	Changes That Affect The Basket Components Or The Underlying Indices May Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components Or The Underlying Indices.

•

We And Our Affiliates Have No Affiliation With The Sponsors Of The Basket Components Or The Sponsors Of The Underlying Indices And Have Not Independently Verified Their Public Disclosure Of Information.

•

Changes In The Value Of One Or More Basket Components May Offset Each Other. Price movements in the basket components may not correlate with each other. Even if the price of one or more of the basket components increases, the price of one or more of the other basket components may not increase as much or may even decline in value. Therefore, in calculating the ending price of the Basket, increases in the price of one or more of the basket components may be moderated, or wholly offset, by lesser increases or declines in the price of one or more of the other basket components. This may be particularly the case with the Basket since one of the basket components has a 70% weighting in the Basket.

•

An Investment Linked To The Shares Of The Basket Components Is Different From An Investment Linked To The Underlying Indices. The performance of the shares of a basket component may not exactly replicate the performance of the related underlying index because the basket component may not invest in all of the securities included in the related underlying index and because the basket component will reflect transaction costs and fees that are not included in the calculation of the related underlying index. A basket component may also hold securities or derivative financial instruments not included in the related underlying index. It is also possible that a basket component may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. In addition, because the shares of a basket component are traded on a securities exchange and are subject to market supply and investor demand, the value of a share of a basket component may differ from the net asset value per share of such basket component. As a result, the performance of a basket component may not correlate perfectly with the performance of the related underlying index, and the return on the securities based on the performance of the basket components will not be the same as the return on securities based on the performance of the related underlying indices.

•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Basket Components.

•	Anti-dilution Adjustments Relating To The Shares Of The Basket Components Do Not Address Every Event That Could Affect Such Shares.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•

Potential Conflicts Of Interest Could Arise Between You And Us. One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting price and the ending price, calculating the redemption amount, determining whether adjustments should be made to the adjustment factors, determining whether adjustments should be made to the ending price and determining whether a market disruption event has occurred. In addition, we or one or more of our affiliates may, at present or in the future, publish research reports on the basket components or the underlying indices or the companies whose securities are included in the basket components or the underlying indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the price of the basket components or the closing price of securities included in the underlying indices and, therefore, the value of the securities. In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the basket components or the underlying indices. These activities may present a conflict between us and our affiliates and you.

PRS-10

Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

Selected Risk Considerations (Continued)

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Price Of The Basket Components, Prices Of Securities Included In The Basket Components Or The Value Of The Securities.

•	Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain. See “Terms of the Securities—Material Tax Consequences.”

PRS-11

Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

Hypothetical Returns

The following table illustrates, for a hypothetical capped value of 190% or $1,900 per security (the minimum amount for the capped value) and a range of hypothetical ending prices of the Basket:

•	the hypothetical percentage change from the starting price to the hypothetical ending price;

•	the hypothetical redemption amount payable at stated maturity per security;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending price	Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
190.00	90.00%	$1,900.00	90.00%	13.25%
180.00	80.00%	$1,900.00	90.00%	13.25%
170.00	70.00%	$1,900.00	90.00%	13.25%
160.00	60.00%	$1,900.00	90.00%	13.25%
130.00	30.00%	$1,450.00	45.00%	7.57%
115.00	15.00%	$1,225.00	22.50%	4.10%
105.00	5.00%	$1,075.00	7.50%	1.45%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
95.00	-5.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
85.00	-15.00%	$1,000.00	0.00%	0.00%
80.00	-20.00%	$1,000.00	0.00%	0.00%
79.00	-21.00%	$790.00	-21.00%	-4.66%
70.00	-30.00%	$700.00	-30.00%	-7.00%
50.00	-50.00%	$500.00	-50.00%	-13.39%
25.00	-75.00%	$250.00	-75.00%	-25.88%
(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.
(2)	The starting price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending price and the actual capped value.

PRS-12

Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), reflecting a hypothetical capped value of 190% or $1,900 per security (the minimum amount for the capped value) and assuming component returns as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

	SPDR S&P 500 ETF Trust	iShares Russell 1000 Value Index Fund	iShares Russell 2000 Growth Index Fund
Initial Component Price	141.52	70.56	92.60
Final Component Price	159.41	78.10	103.57
Component Return	12.64%	10.69%	11.85%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (70% x 12.64%) + (15% x 10.69%) + (15% x 11.85%)] = 112.23

Since the ending price is greater than the starting price, the redemption amount would equal:

$1,000 +	$1,000	x	112.23 – 100	x 150%	= $	1,183.45
100

On the stated maturity date you would receive $1,183.45 per security.

Example 2. Redemption amount is equal to the capped value:

	SPDR S&P 500 ETF Trust	iShares Russell 1000 Value Index Fund	iShares Russell 2000 Growth Index Fund
Initial Component Price	141.52	70.56	92.60
Final Component Price	231.45	124.32	150.45
Component Return	63.55%	76.19%	62.47%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (70% x 63.55%) + (15% x 76.19%) + (15% x 62.47%)] = 165.28

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 +	$1,000	x	165.28 – 100	x 150%	= $	1,979.20
100

On the stated maturity date you would receive $1,900 per security.

In addition to limiting your return on the securities, the capped value limits the positive effect of the participation rate. If the ending price is greater than the starting price, you will participate in the performance of the Basket at a rate of 150% up to a certain point. However, the effect of the participation rate will be progressively reduced for ending prices that are greater than 160% of the starting price (assuming a capped value of 190% or $1,900 per security, the minimum amount for the capped value) since your return on the securities for any ending price greater than 160% of the starting price will be limited to the capped value.

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Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount is equal to the original offering price:

	SPDR S&P 500 ETF Trust	iShares Russell 1000 Value Index Fund	iShares Russell 2000 Growth Index Fund
Initial Component Price	141.52	70.56	92.60
Final Component Price	115.12	72.22	102.34
Component Return	-18.65%	2.35%	10.52%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (70% x -18.65%) + (15% x 2.35%) + (15% x 10.52%)] = 88.88

In this example, the 18.65% decrease in the SPDR S&P 500 ETF Trust has a significant impact on the ending price notwithstanding the percentage increases in the other basket components due to the 70% weighting of the SPDR S&P 500 ETF Trust.

Since the ending price is less than the starting price, but not by more than 20%, you would not lose any of the original offering price of your securities.

On the stated maturity date you would receive $1,000 per security.

Example 4. Redemption amount is less than the original offering price:

	SPDR S&P 500 ETF Trust	iShares Russell 1000 Value Index Fund	iShares Russell 2000 Growth Index Fund
Initial Component Price	141.52	70.56	92.60
Final Component Price	88.47	52.31	81.84
Component Return	-37.49%	-25.86%	-11.62%

Based on the component returns set forth above, the ending price would equal:

100 x [1 + (70% x -37.49%) + (15% x -25.86%) + (15% x -11.62%)] = 68.14

Since the ending price is less than the starting price by more than 20%, you would lose a portion of the original offering price of your securities and receive the redemption amount equal to:

$1,000 –	$1,000	x	100 – 68.14	= $	681.40
100

On the stated maturity date you would receive $681.40 per security.

To the extent that the component returns, ending price and the actual capped value differ from the values assumed above, the results indicated above would be different.

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Hypothetical Historical Performance of the Basket

The Basket will represent a weighted portfolio of the following three basket components, with the return of each basket component having the weighting noted parenthetically: the SPDR S&P 500 ETF Trust (70%); the iShares Russell 1000 Value Index Fund (15%); and the iShares Russell 2000 Growth Index Fund (15%). The value of the Basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see “The SPDR S&P 500 ETF Trust,” “The iShares Russell 1000 Value Index Fund,” and “The iShares Russell 2000 Growth Index Fund.” The Basket does not reflect the performance of all major securities markets.

While historical information on the value of the Basket does not exist for dates prior to the pricing date, the following graph sets forth the hypothetical historical daily values of the Basket for the period from January 1, 2002 to August 24, 2012 assuming that the Basket was constructed on January 1, 2002 with a starting price of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the closing prices and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”) without independent verification.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the securities. The hypothetical historical values do not give an indication of future values of the Basket.

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Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

The SPDR S&P 500 ETF Trust

The SPDR S&P 500 ETF Trust is an exchange traded fund that seeks to track the S&P 500 Index, an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. See “The SPDR S&P 500 ETF Trust” in Annex A to the product supplement for additional information about the SPDR S&P 500 ETF Trust.

We obtained the closing prices listed below from Bloomberg without independent verification. You can obtain the value of the SPDR S&P 500 ETF Trust at any time from Bloomberg under the symbol “SPY” or from the SPDR website at www.spdrs.com. No information contained on the SPDR website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the SPDR S&P 500 ETF Trust for the period from January 1, 2002 to August 24, 2012. The closing price on August 24, 2012 was $141.52.

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Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

The SPDR S&P 500 ETF Trust (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the SPDR S&P 500 ETF Trust for each quarter in the period from January 1, 2002 through June 30, 2012 and for the period from July 1, 2012 to August 24, 2012.

	High	Low	Last
2002
First Quarter	$117.62	$108.02	$114.52
Second Quarter	$114.57	$97.56	$98.96
Third Quarter	$99.31	$79.95	$81.79
Fourth Quarter	$94.28	$78.10	$88.23
2003
First Quarter	$93.33	$80.52	$84.74
Second Quarter	$101.66	$86.04	$97.63
Third Quarter	$104.60	$96.42	$99.95
Fourth Quarter	$111.28	$102.08	$111.28
2004
First Quarter	$116.38	$109.46	$113.10
Second Quarter	$115.27	$108.83	$114.53
Third Quarter	$113.66	$106.85	$111.76
Fourth Quarter	$121.36	$109.86	$120.87
2005
First Quarter	$122.78	$116.54	$118.05
Second Quarter	$121.58	$113.82	$119.17
Third Quarter	$124.70	$119.46	$123.02
Fourth Quarter	$127.82	$117.50	$124.50
2006
First Quarter	$130.99	$125.51	$129.84
Second Quarter	$132.63	$122.57	$127.25
Third Quarter	$133.74	$123.35	$133.57
Fourth Quarter	$143.07	$133.07	$141.66
2007
First Quarter	$146.01	$137.41	$142.07
Second Quarter	$154.15	$142.24	$150.38
Third Quarter	$155.03	$141.13	$152.67
Fourth Quarter	$156.44	$140.90	$146.39
2008
First Quarter	$144.94	$127.90	$131.89
Second Quarter	$143.08	$127.69	$128.04
Third Quarter	$130.70	$111.38	$116.54
Fourth Quarter	$116.00	$75.95	$90.33
2009
First Quarter	$93.44	$68.11	$79.44
Second Quarter	$95.09	$81.00	$91.92
Third Quarter	$107.33	$87.95	$105.56
Fourth Quarter	$112.67	$102.54	$111.44
2010
First Quarter	$117.40	$105.87	$116.99
Second Quarter	$121.79	$103.22	$103.22
Third Quarter	$114.79	$102.20	$114.12
Fourth Quarter	$125.92	$113.75	$125.78
2011
First Quarter	$134.57	$126.21	$132.51
Second Quarter	$136.54	$126.81	$131.97
Third Quarter	$135.46	$112.26	$113.17
Fourth Quarter	$128.68	$109.93	$125.50
2012
First Quarter	$141.61	$127.49	$140.72
Second Quarter	$141.79	$128.10	$136.27
July 1, 2012 to August 24, 2012	$142.22	$133.51	$141.52

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Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

The iShares Russell 1000 Value Index Fund

The iShares® Russell 1000 Value Index Fund is issued by the iShares Trust, a registered open-end management investment company. The iShares Russell 1000 Value Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 1000 Value Index. Information provided to or filed with the SEC under the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729 and can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this pricing supplement. The iShares Russell 1000 Value Index Fund is listed on the NYSE Arca, Inc. under the ticker symbol “IWD.” As of the date of this pricing supplement, we are one of the companies included in the iShares Russell 1000 Value Index Fund and the Russell 1000 Value Index.

This pricing supplement relates only to the securities offered hereby and does not relate to the iShares Russell 1000 Value Index Fund. We have derived all disclosures contained in this pricing supplement regarding the iShares Russell 1000 Value Index Fund from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares Russell 1000 Value Index Fund. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the iShares Russell 1000 Value Index Fund in connection with the offer and sale of the securities. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the iShares Russell 1000 Value Index Fund (and therefore the price of the iShares Russell 1000 Value Index Fund on the pricing date) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the iShares Russell 1000 Value Index Fund could affect the payment at maturity with respect to the securities and therefore the trading prices of the securities.

We and/or our affiliates may presently or from time to time engage in business with the iShares Russell 1000 Value Index Fund. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the iShares Russell 1000 Value Index Fund, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the iShares Russell 1000 Value Index Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.

The Russell 1000 Value Index

We obtained all information contained in this pricing supplement regarding the Russell 1000 Value Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Frank Russell Company, doing business as Russell Investment Group, the index sponsor (“Russell”). Russell has no obligation to continue to publish, and may discontinue publication of, the Russell 1000 Value Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the Russell 1000 Value Index in connection with the offer and sale of the securities. As of the date of this pricing supplement, we are one of the companies included in the Russell 1000 Value Index.

The Russell 1000 Value Index is a sub-index of the Russell 1000 Index. The Russell 1000 Index is an index calculated, published, and disseminated by Russell, and measures the composite price performance of stocks of the largest 1,000 companies included in the Russell 3000® Index. The Russell 3000 Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market. The Russell 1000 Index is designed to track the performance of the large capitalization segment of the United States equity market and represents approximately 92.00% of the United States equity market.

The Russell 1000 Value Index includes those Russell 1000 companies with lower price-to-book ratios and lower expected growth values, as determined by Russell as described below.

The Russell U.S. Indexes

Selection of Stocks Underlying the Russell Indexes

All companies which Russell determines to be part of the United States equity market are included in the Russell U.S. Indexes. The Russell U.S. Indexes include, among others, the Russell 3000E® Index (which is composed of the Russell 3000 Index and microcap securities), the Russell 3000 Index, the Russell 2000 Index, the Russell 2000 Growth Index, the Russell 1000 Index and the Russell 1000 Value Index. In order to assign companies to a particular equity market, Russell uses the following criteria:

•	If a company (a) incorporates, (b) has a stated headquarters location, and (c) also trades in the same country, the company is assigned to its country of incorporation.

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The iShares Russell 1000 Value Index Fund (Continued)

•	If any of the three criteria listed above do not match, Russell then utilizes three Home Country Indicators (the “HCIs”) to determine the proper equity market.

•	The three HCIs are: country of incorporation, country of headquarters, and country of most liquid exchange (or primary exchange).

•

The country of most liquid exchange is determined by 2-year average daily dollar trading volume (“ADDTV”). ADDTV is the accumulated dollar trading volume divided by the actual number of trading days in the past year.

•

Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of the company’s assets matches any of the HCIs, the company will be assigned to its primary asset location. If, however, there is not enough information to conclude the primary location of a company’s assets, Russell will use the primary location of the company’s revenues for the same cross-comparison, and the company will be assigned to its primary revenue location. Russell uses an average of two years of assets or revenue data for analysis to reduce potential turnover.

•

If conclusive country details cannot be derived from assets or revenue, Russell assigns the company to the country where its headquarters is located unless the country is a Benefits Driven Incorporation (“BDI”) country (as described below). Russell defines headquarters as the address of principal executive offices. For those companies reporting in the United States, Russell uses Securities and Exchange Commission (“SEC”) filings to determine the location of a company’s headquarters. In cases where multiple headquarters are listed on SEC filings and an HCI needs to be determined, Russell assigns the HCI for headquarters to the location with the highest average daily trading volume. If the HCI for headquarters cannot be determined (i.e., no trading in any headquarters location) the company’s two remaining HCIs will be used.

•

In the case of BDI countries, Russell will assign the company to the country of its most liquid stock exchange. Russell considers the following countries or regions BDI countries: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. Companies incorporated in these countries or regions are considered BDI companies by Russell because they typically incorporate in those countries or regions for operations, tax, political, or other financial market benefits.

•	Under the criteria used by Russell, a company is not eligible for inclusion in the United States equity market if it does not trade on a major U.S. exchange.

American depositary receipts (“ADRs”), as well as bulletin board, pink sheets, or over-the-counter (“OTC”) traded securities, are excluded from the Russell U.S. Indexes. Likewise, preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, and trust receipts are not eligible for inclusion. Royalty trusts, U.S. limited liability companies, limited partnerships, and closed-end investment companies are ineligible for inclusion (business development companies, however, are eligible for inclusion). Blank check companies and special purpose acquisitions companies (“SPACs”) are also ineligible for inclusion in the Russell U.S. Indexes.

In general, only one class of securities of a company (typically common stock) is allowed in a Russell U.S. Index. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May of each year to be eligible for inclusion in the Russell 3000 Index and consequently, the Russell 1000 Index, the Russell 1000 Value Index, the Russell 2000 Index and the Russell 2000 Growth Index. If the closing price of a stock included in the Russell 3000 Index and the relevant sub-index is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices from such stock’s primary exchange during the month of May is equal or greater than $1.00. If a stock does not have a closing price at or above $1.00 on its primary exchange on the last trading day in May, but does have a closing price at or above $1.00 on another major United States exchange, the stock will be eligible for inclusion but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership.

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Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

The iShares Russell 1000 Value Index Fund (Continued)

The primary criterion used to determine the initial list of securities eligible for the Russell 3000 Index and consequently, sub-indexes such as the Russell 1000 Value Index and the Russell 2000 Growth Index, is total market capitalization, which is defined as the price of a company’s shares times the total number of available shares, as described below. Companies with a total market capitalization less than $30 million are not eligible for inclusion in the Russell 3000 Index and consequently, its sub-indexes. Based on closing values on the last trading day in May of each year, Russell reconstitutes the composition of the Russell 3000 Index using the then existing market capitalizations of eligible companies. If a security does not trade on its primary exchange, the lowest price from another major United States exchange is used. In the case where multiple share classes exist, a primary trading vehicle is determined, and the price of that primary trading vehicle (usually the most liquid) is used by Russell in its calculations. “Primary trading vehicles” are determined by the last two year’s average trading volume, as of the last trading day in May. For new members, the common share class with the highest trading volume will be considered the primary trading vehicle, except if the volume of each share class is within 20.00% then the one with the largest available shares is used. All available data is used for share classes without two years of history. For existing members, at least 100 days of trading volume is necessary to consider the class as a primary vehicle. For new members, all available data will be analyzed, even if less than 100 days is available. As of the last Friday in June of each year (unless the last Friday is June 28, 29, or 30, in which case the reconstitution will occur on the prior Friday), the Russell U.S. Indexes are adjusted to reflect the reconstitution of the Russell 3000 Index for that year.

Determination of Growth and Value Characteristics of Index Stocks

Russell uses a “non-linear probability” method to assign stocks to the growth and value style indexes. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, I/B/E/S (Institutional Brokers Estimate System) forecast medium-term growth (2 year) and sales-per-share historical growth (5 year). This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the indexes.

The process for assigning growth and value weights is applied separately to the stocks in the Russell 1000 Index and the Russell 2000 Index. The stocks in the Russell 1000 Index and the Russell 2000 Index, as the case may be, are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales-per-share historical growth (5 year). These rankings are converted to standardized units and combined to produce a Composite Value Score (“CVS”). Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, stocks with a lower CVS are considered growth, stocks with a higher CVS are considered value, and stocks with a CVS in the middle range are considered to have both growth and value characteristics, and are weighted proportionately in the growth and value index. Stocks are always fully represented by the combination of their growth and value weights, e.g., a stock that is given a 20% weight in a Russell value index will have an 80% weight in the same Russell growth index.

Stock A, in the figure below, is a security with 20% of its available shares assigned to the value index and the remaining 80% assigned to the growth index. The growth and value probabilities will always sum to 100%. Hence, the sum of a stock’s market capitalization in the growth and value index will always equal its market capitalization in the Russell 1000 Index or the Russell 2000 Index, as the case may be.

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each style index. Stocks below the first quartile are 100% in the growth index. Stocks above the third quartile are 100% in the value index. Stocks falling between the first and third quartile breaks are in both indexes to varying degrees depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

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Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

The iShares Russell 1000 Value Index Fund (Continued)

Roughly 70% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the value or growth index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one style index, its weight is increased to 100% in the index. This rule eliminates many small weightings and makes passive management easier.

Capitalization Adjustments

As capitalization-weighted indices, the Russell U.S. Indexes reflect changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current values of the Russell U.S. Indexes are calculated by adding the market values of the applicable Russell Index’s component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 1,000 stocks (in the case of the Russell 1000 Index) or 2,000 stocks (in the case of the Russell 2000 Index). The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the applicable Russell Index on its base date. The base date for the Russell 1000 Value Index is August 31, 1992 and the base date for the Russell 2000 Growth Index is March 16, 2000. To calculate the Russell U.S. Indexes, last sale prices will be used for exchange-traded stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell U.S. Indexes. In order to provide continuity for the Russell U.S. Indexes’ values, the divisors are adjusted periodically to reflect certain events, including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

A security’s shares are adjusted to include only those shares available to the public. Adjustments are based on information recorded in SEC filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares—shares of corporations that have Employee Stock Ownership Plans that comprise 10.00% or more of the shares outstanding are adjusted;

•

Corporate cross-owned shares—when shares of a company in the applicable Russell Index are held by another company also in a Russell Index (including any Russell global index), this is considered corporate cross-ownership; any percentage held in this class will be adjusted;

•

Large private and corporate holdings—when an individual, a group of individuals acting together, or a corporation not in a Russell Index (including any Russell global index) owns more than 10.00% of the shares outstanding, such shares will be adjusted; however, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class unless such institutions have a direct relationship to the company issuing the shares, such as board representation;

•	Unlisted share classes—classes of common stock that are not traded on a United States securities exchange;

•	IPO lock-ups—shares locked up during an initial public offering are not available to the public and will be excluded from the market value at the time the IPO enters the applicable Russell Index; and

•

Government holdings—shares listed as “government of” are considered unavailable and will be removed entirely from available shares; shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; however, shares held by a government pension plan are considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting the Russell U.S. Indexes

Changes to the Russell U.S. Indexes are made when an action is final. To determine whether an action has been completed, Russell uses a variety of public sources, including company press releases, SEC filings, exchange notifications, and Bloomberg or other sources Russell deems reliable. Prior to the completion of an action, Russell estimates the effective date of the corporate action on the basis of the same above sources. Depending upon the time an action is determined to be final, Russell will either (1) apply the action after the close of the current market day, or (2) apply the action after the close of the following day (see specific action types for details on timing and procedure).

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Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

The iShares Russell 1000 Value Index Fund (Continued)

The following summarizes the types of Russell U.S. Index maintenance adjustments and indicates whether or not an index adjustment is required.

•

“No Replacement” Rule—Securities that leave a Russell U.S. Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions, or other similar corporate activity) are not replaced. Thus, the number of securities in a Russell U.S. Index over a year will fluctuate according to corporate activity.

•

Rules of Deletions—When a stock is delisted or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from the applicable Russell U.S. Index (1) after the close of the current day at the last traded primary exchange price, if the relevant action is determined to be final prior to 1:00 p.m. Eastern, or (2) after the close of the following day, if the relevant action is determined to be final after 1:00 p.m. Eastern, using (i) the closing OTC price in the event of a delisting or movement to the pink sheets or bulletin boards, or (ii) a synthetic price based on the last traded primary exchange price of the acquiring company in the event of a merger or acquisition. Companies that file for a Chapter 7 liquidation bankruptcy will be removed from the applicable Russell U.S. Index at the time of the bankruptcy filing; whereas, companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the applicable Russell U.S. Index, unless the company is delisted from the primary exchange, in which case normal delisting rules apply. Members of a Russell U.S. Index that are reincorporated in another country and no longer traded in the United States are deleted immediately.

•	Mergers and Acquisitions—Mergers and acquisitions result in changes to the membership and weighting of members within the Russell U.S. Indexes.

•

Mergers or acquisitions between members of the Russell Indices: In the event a merger or acquisition occurs between companies that are both members of either the Russell 3000E Index or the Russell Global Index, the acquired company is deleted and its market capitalization moves to the acquiring company’s stock according to the terms of the transaction. Shares are updated for the acquiring stock at the time the transaction is determined to be final. If an action is determined to be final prior to 1:00 p.m. Eastern, the action will be applied after the close of the current day. If an action is determined to be final after 1:00 p.m. Eastern time, the action will be delayed and applied the following day.

•

Mergers or acquisitions between a member and a non-member: A non-member is defined as a company that is not a member of the Russell 3000E Index or the Russell Global Index. Mergers and acquisitions between a member and non-member can take two forms: (1) If the acquiring company is a member of the Russell 3000E Index, but the acquired company is not, the shares for the acquiring stock are adjusted at month-end; (2) If the acquiring company is not a member of the Russell 3000E Index, but the acquired company is a member of the Russell 3000E Index, the action can fall into the category of a reverse merger or a standard acquisition.

•

Reverse Merger—If the acquiring company is a private, non-publicly traded company or OTC company, Russell will review the action to determine if it is considered a reverse merger, defined as a transaction that results in a publicly traded company that meets all requirements for inclusion in a Russell Index. If it is determined that an action is a reverse merger, the newly formed entity will be placed in the appropriate market capitalization index after the close of the day following the completion of the merger. The acquired company will be removed from the current index simultaneously.

•

Standard Acquisition—In the event of a standard acquisition, the acquired company is deleted after the action is determined to be final. If an action is determined to be final prior to 1:00 p.m. Eastern, the action will be applied after the close of the current day. If an action is determined to be final after 1:00 p.m. Eastern time, the action will be delayed and applied the following day.

•

Cross-border mergers and acquisitions: In the event of a merger or acquisition between companies in different countries, the acquired company is deleted from its local country index and its market capitalization moves to the acquiring company’s stock according to the terms of the transaction. The action will be applied when determined to be final.

•	Rules of Additions—The only additions between reconstitution dates result from spin-offs and initial public offerings (“IPO”).

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The iShares Russell 1000 Value Index Fund (Continued)

•

Additions for Spin-Offs—Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E Index at the latest reconstitution.

•

Quarterly IPO Additions—Eligible companies that have recently completed an IPO are added to the Russell U.S. Indexes at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments will be made using the returns of the Russell 3000E Index. Eligible companies will be added to the Russell style indexes using their industry’s average style probability established at the latest reconstitution. In order to be added in a quarter outside of reconstitution, the IPO company must meet all Russell U.S. Index eligibility requirements. Additionally, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end: (1) price/trade and (2) rank larger in total market capitalization than the market-adjusted smallest company in the Russell 3000E Index as of the latest June reconstitution.

Updates to Share Capital Affecting the Russell U.S. Indexes

Each month, the Russell U.S. Indexes are updated for changes to shares outstanding as companies report changes in share capital to the SEC. Only cumulative changes to shares outstanding greater than 5.00% are reflected in the Russell U.S. Indexes.

Historical Information

We obtained the closing prices listed below from Bloomberg without independent verification. You can obtain the value of the iShares Russell 1000 Value Index Fund at any time from Bloomberg under the symbol “IWD” or from the iShares website at www.ishares.com. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the iShares Russell 1000 Value Index Fund for the period from January 1, 2002 to August 24, 2012. The closing price on August 24, 2012 was $70.56.

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Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

The iShares Russell 1000 Value Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares Russell 1000 Value Index Fund for each quarter in the period from January 1, 2002 through June 30, 2012 and for the period from July 1, 2012 to August 24, 2012.

	High	Low	Last
2002
First Quarter	$58.48	$52.60	$57.77
Second Quarter	$57.57	$51.15	$52.20
Third Quarter	$51.91	$41.60	$42.32
Fourth Quarter	$48.50	$39.41	$45.86
2003
First Quarter	$48.80	$41.12	$43.40
Second Quarter	$52.50	$44.24	$50.57
Third Quarter	$53.33	$49.90	$51.41
Fourth Quarter	$58.37	$52.50	$58.37
2004
First Quarter	$61.59	$58.15	$59.91
Second Quarter	$60.69	$56.64	$60.06
Third Quarter	$61.46	$57.40	$60.56
Fourth Quarter	$66.80	$59.85	$66.37
2005
First Quarter	$68.62	$64.32	$65.85
Second Quarter	$68.36	$63.57	$66.81
Third Quarter	$69.76	$66.99	$68.86
Fourth Quarter	$70.79	$64.97	$69.16
2006
First Quarter	$74.01	$70.49	$72.92
Second Quarter	$75.76	$70.22	$72.25
Third Quarter	$77.13	$71.68	$77.06
Fourth Quarter	$83.16	$76.92	$82.61
2007
First Quarter	$85.29	$80.12	$83.14
Second Quarter	$89.78	$83.27	$86.74
Third Quarter	$89.21	$79.86	$85.95
Fourth Quarter	$88.18	$77.29	$80.25
2008
First Quarter	$79.33	$70.45	$73.14
Second Quarter	$78.71	$68.69	$69.05
Third Quarter	$70.64	$61.91	$63.89
Fourth Quarter	$63.92	$40.69	$49.52
2009
First Quarter	$50.64	$34.20	$40.59
Second Quarter	$49.30	$41.46	$47.60
Third Quarter	$56.77	$44.57	$55.49
Fourth Quarter	$58.18	$53.56	$57.39
2010
First Quarter	$61.53	$54.77	$61.07
Second Quarter	$64.24	$54.21	$54.21
Third Quarter	$59.74	$53.33	$58.99
Fourth Quarter	$64.88	$58.94	$64.87
2011
First Quarter	$69.28	$65.48	$68.67
Second Quarter	$70.45	$65.67	$68.28
Third Quarter	$69.32	$56.23	$56.59
Fourth Quarter	$64.82	$54.77	$63.48
2012
First Quarter	$70.75	$64.50	$70.07
Second Quarter	$70.56	$63.54	$68.23
July 1, 2012 to August 24, 2012	$70.95	$66.77	$70.56

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Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

The iShares Russell 2000 Growth Index Fund

The iShares® Russell 2000 Growth Index Fund is issued by the iShares Trust, a registered open-end management investment company. The iShares Russell 2000 Growth Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000 Growth Index. Information provided to or filed with the SEC under the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729 and can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this pricing supplement. The iShares Russell 2000 Growth Index Fund is listed on the NYSE Arca, Inc. under the ticker symbol “IWO.”

This pricing supplement relates only to the securities offered hereby and does not relate to the iShares Russell 2000 Growth Index Fund. We have derived all disclosures contained in this pricing supplement regarding the iShares Russell 2000 Growth Index Fund from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares Russell 2000 Growth Index Fund. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the iShares Russell 2000 Growth Index Fund in connection with the offer and sale of the securities. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the iShares Russell 2000 Growth Index Fund (and therefore the price of the iShares Russell 2000 Growth Index Fund on the pricing date) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the iShares Russell 2000 Growth Index Fund could affect the payment at maturity with respect to the securities and therefore the trading prices of the securities.

We and/or our affiliates may presently or from time to time engage in business with the iShares Russell 2000 Growth Index Fund. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the iShares Russell 2000 Growth Index Fund, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the iShares Russell 2000 Growth Index Fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.

The Russell 2000 Growth Index

We obtained all information contained in this pricing supplement regarding the Russell 2000 Growth Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Frank Russell Company, doing business as Russell Investment Group, the index sponsor (“Russell”). Russell has no obligation to continue to publish, and may discontinue publication of, the Russell 2000 Growth Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the Russell 2000 Growth Index in connection with the offer and sale of the securities.

The Russell 2000 Growth Index is a sub-index of the Russell 2000 Index. The Russell 2000 Index is an index calculated, published, and disseminated by Russell, and measures the composite price performance of stocks of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000 Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the United States equity market.

See “The iShares Russell 1000 Value Index Fund—The Russell U.S. Indexes” herein for a description of how the Russell U.S. Indexes, including the Russell 2000 Growth Index, are calculated and maintained.

Determination of Growth and Value Characteristics of Index Stocks

The Russell 2000 Growth Index includes those Russell 2000 companies with higher price-to-book ratios and higher forecasted growth values, as determined by Russell. Russell uses a “non-linear probability” method to assign stocks to the growth and value style indexes. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price (B/P) ratio, I/B/E/S (Institutional Brokers Estimate System) forecast medium-term growth (2 year) and sales-per-share historical growth (5 year). This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the indexes.

The process for assigning growth and value weights is applied separately to the stocks in the Russell 1000 Index and the Russell 2000 Index. The stocks in the Russell 1000 Index and the Russell 2000 Index, as the case may be, are ranked by their adjusted book-to-price ratio (B/P), their I/B/E/S forecast medium-term growth (2 year) and sales-per-share historical growth (5 year). These rankings

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The iShares Russell 2000 Growth Index Fund (Continued)

are converted to standardized units and combined to produce a Composite Value Score (“CVS”). Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, stocks with a lower CVS are considered growth, stocks with a higher CVS are considered value, and stocks with a CVS in the middle range are considered to have both growth and value characteristics, and are weighted proportionately in the growth and value index.

Stocks are always fully represented by the combination of their growth and value weights, e.g., a stock that is given a 20% weight in a Russell value index will have an 80% weight in the same Russell growth index.

Stock A, in the figure below, is a security with 20% of its available shares assigned to the value index and the remaining 80% assigned to the growth index. The growth and value probabilities will always sum to 100%. Hence, the sum of a stock’s market capitalization in the growth and value index will always equal its market capitalization in the Russell 1000 Index or the Russell 2000 Index, as the case may be.

In the figure above, the quartile breaks are calculated such that approximately 25% of the available market capitalization lies in each quartile. Stocks at the median are divided 50% in each style index. Stocks below the first quartile are 100% in the growth index. Stocks above the third quartile are 100% in the value index. Stocks falling between the first and third quartile breaks are in both indexes to varying degrees depending on how far they are above or below the median and how close they are to the first or third quartile breaks.

Roughly 70% of the available market capitalization is classified as all growth or all value. The remaining 30% have some portion of their market value in either the value or growth index, depending on their relative distance from the median value score. Note that there is a small position cutoff rule. If a stock’s weight is more than 95% in one style index, its weight is increased to 100% in the index. This rule eliminates many small weightings and makes passive management easier.

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The iShares Russell 2000 Growth Index Fund (Continued)

Historical Information

We obtained the closing prices listed below from Bloomberg without independent verification. You can obtain the value of the iShares Russell 2000 Growth Index Fund at any time from Bloomberg under the symbol “IWO” or from the iShares website at www.ishares.com. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the iShares Russell 2000 Growth Index Fund for the period from January 1, 2002 to August 24, 2012. The closing price on August 24, 2012 was $92.60.

PRS-27

Growth Securities—Leveraged Upside Participation to a Cap and Contingent Downside Protection Securities Linked to a Domestic ETF Basket due September , 2017

The iShares Russell 2000 Growth Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares Russell 2000 Growth Index Fund for each quarter in the period from January 1, 2002 through June 30, 2012 and for the period from July 1, 2012 to August 24, 2012.

	High	Low	Last
2002
First Quarter	$59.20	$51.00	$56.51
Second Quarter	$57.65	$46.50	$47.70
Third Quarter	$45.64	$36.57	$37.35
Fourth Quarter	$43.65	$33.94	$39.85
2003
First Quarter	$42.10	$36.28	$38.25
Second Quarter	$48.90	$38.95	$47.25
Third Quarter	$57.13	$47.85	$52.59
Fourth Quarter	$60.05	$53.70	$59.26
2004
First Quarter	$65.00	$58.85	$62.50
Second Quarter	$64.70	$56.98	$62.50
Third Quarter	$61.40	$52.25	$58.60
Fourth Quarter	$67.74	$57.95	$67.30
2005
First Quarter	$66.27	$61.70	$62.55
Second Quarter	$65.29	$58.35	$64.75
Third Quarter	$70.22	$65.09	$68.80
Fourth Quarter	$71.57	$63.78	$69.62
2006
First Quarter	$79.70	$71.07	$79.63
Second Quarter	$81.33	$68.05	$73.51
Third Quarter	$74.63	$66.84	$72.31
Fourth Quarter	$80.34	$71.45	$78.65
2007
First Quarter	$83.71	$76.40	$80.06
Second Quarter	$87.16	$80.80	$85.78
Third Quarter	$88.71	$79.61	$85.14
Fourth Quarter	$90.58	$79.64	$83.48
2008
First Quarter	$82.10	$68.36	$72.84
Second Quarter	$82.68	$73.18	$76.16
Third Quarter	$81.52	$68.95	$70.72
Fourth Quarter	$69.67	$39.90	$50.86
2009
First Quarter	$53.06	$38.00	$45.98
Second Quarter	$58.44	$46.57	$56.69
Third Quarter	$67.12	$53.30	$65.51
Fourth Quarter	$69.05	$61.11	$68.07
2010
First Quarter	$74.90	$63.83	$73.24
Second Quarter	$78.84	$66.58	$66.58
Third Quarter	$75.05	$64.46	$74.74
Fourth Quarter	$88.83	$74.08	$87.42
2011
First Quarter	$95.34	$86.08	$95.34
Second Quarter	$98.77	$88.34	$94.85
Third Quarter	$98.53	$73.47	$73.47
Fourth Quarter	$87.76	$69.71	$84.23
2012
First Quarter	$97.41	$84.84	$95.38
Second Quarter	$96.41	$84.12	$91.47
July 1, 2012 to August 24, 2012	$93.87	$87.92	$92.60

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